EXHIBIT 2.1

ASSET TRANSFER AGREEMENT

This ASSET TRANSFER AGREEMENT (this “Agreement”), dated as of February 1, 2012, is entered into by and between Clutterbug for Seniors, LLC, a limited liability company organized and existing under the laws of the State of New Jersey (the “LLC”), and Clutterbug Move Management, Inc., a corporation incorporated under the laws of the State of Nevada (“Clutterbug”).  The LLC and Clutterbug are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties.”

WHEREAS, the LLC desires to transfer, assign and convey to Clutterbug, and Clutterbug desires to acquire, assume and accept from the LLC, all of the assets and liabilities of the LLC ( the “Transferred Assets and Liabilities”);

WHEREAS, the LLC desires to transfer assign and convey to Clutterbug, and Clutterbug desires to acquire, assume and accept the business operations of the LLC;

WHEREAS, the Transferred Assets and Liabilities constitute substantially all of the properties, assets and liabilities of the LLC as an entirety, and Clutterbug will assume all of the obligations of, and succeed to and be substituted for, and be entitled to exercise every right and power of, the LLC, with the LLC to be discharged thereafter from all obligations and rights to the Transferred Assets and Liabilities; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Assignment and Assumption of Transferred Assets and Liabilities.  Upon the terms and subject to the conditions set forth herein, the LLC hereby agrees to transfer, assign and convey to Clutterbug and its successors and assigns, and Clutterbug hereby agrees to acquire, assume and accept from the LLC, at the Closing (as defined below), all of the LLC’s right, title and interest in, to and under, and all of the LLC’s obligations under, all of the Transferred Assets and Liabilities (the “Asset and Liability Transfer”).  The Asset and Liability Transfer constitutes a capital contribution that has been duly authorized and approved by the board of directors of the LLC in accordance with (i) the requirements of the organizational and other governing documents of the LLC, and (ii) the requirements of Nevada law applicable to capital contributions between affiliates.

2.             Closing

(a)           The closing of the assignment and assumption of the Transferred Assets and Liabilities hereunder (the “Closing ”) shall be held remotely on February 1, 2012.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  The Closing shall be deemed to occur at 12:01 a.m. (Eastern Time) on the Closing Date.

6.             Representations and Warranties of the LLC.  The LLC represents and warrants to Clutterbug, as of the date hereof and as of the Closing, as follows:

(a)           Authorization.  The LLC is an entity duly organized and validly existing in good standing under the laws of its jurisdiction of organization.  The LLC has the requisite power and authority to enter into, execute and deliver this Agreement and to perform all of its obligations hereunder.  This Agreement and the transactions contemplated hereby have been duly authorized, executed and delivered by it, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           No Conflicts.  Neither the execution and delivery of this Agreement nor the performance by the LLC of its obligations hereunder will conflict with, breach, violate, constitute a default under or accelerate any rights or obligations under (or constitute an event which, with the passage of time, would result in any of the foregoing): (i) any indenture, mortgage, deed of trust, loan agreement or other contract, agreement, commitment or instrument to which the LLC is a party or by which it is bound and which relates to, or imposes any restrictions upon the ability of the LLC to transfer to Clutterbug, the Transferred Assets and Liabilities; (ii) the organizational or other governing documents of the LLC; or (iii) in any material respect, any statute, law, judgment, order, writ, decree, permit, license, rule or regulation of any court or governmental or regulatory agency or body having jurisdiction over the LLC or its property.  The performance by the LLC of its obligations hereunder will not require any consent or approval of, or any filing, qualification or registration with, any court or governmental or regulatory agency or authority having jurisdiction over the LLC or its property or any other third party.

(c)           Title to Transferred Assets and Liabilities.  The LLC owns all right, title and interest in, to and under the Transferred Assets and Liabilities, free and clear of all liens, pledges, claims, security interests, charges, restrictions, limitations or other encumbrances of any kind (collectively, “Liens”), other than restrictions under federal and state securities laws.  Upon the occurrence of the Closing hereunder and the consummation of the other transactions contemplated hereby, Clutterbug will acquire good title to such Transferred Assets free and clear of all Liens other than restrictions under federal and state securities laws and any Liens created by Clutterbug.

7.             Representations and Warranties of Clutterbug.  Clutterbug represents and warrants to the LLC, as of the date hereof and as of the Closing, as follows:

(a)           Authorization.  Clutterbug is an entity duly organized and validly existing in good standing under the laws of its jurisdiction of organization.  Clutterbug has the requisite power and authority to enter into, execute and deliver this Agreement and to perform all of its obligations hereunder.  This Agreement and the transactions contemplated hereby have been duly authorized, executed and delivered by it, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           No Conflicts.  Neither the execution and delivery of this Agreement nor the performance by Clutterbug of its obligations hereunder will conflict with, breach, violate, constitute a default under or accelerate any rights or obligations under (or constitute an event which, with the passage of time, would result in any of the foregoing): (i) any indenture, mortgage, deed of trust, loan agreement or other contract, agreement, commitment or instrument to which Clutterbug is a party or by which it is bound and which relates to, or imposes any restrictions upon the ability of Clutterbug to acquire from the LLC, the Transferred Assets; (ii) the organizational or other governing documents of Clutterbug; or (iii) in any material respect, any statute, law, judgment, order, writ, decree, permit, license, rule or regulation of any court or governmental or regulatory agency or body having jurisdiction over Clutterbug or its property.  The performance by Clutterbug of its obligations hereunder will not require any consent or approval of, or any filing, qualification or registration with, any court or governmental or regulatory agency or authority having jurisdiction over Clutterbug or its property or any other third party.

8.             Further Assurances.  Each Party hereby agrees to furnish upon request to the other Party such further information, to execute and deliver to the other Party such other documents, and to do such other acts and things, in each case as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and perfecting the transactions contemplated hereby.

9.             Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of applicable law, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by applicable law.

10.           Amendment, Modification and Waiver.  No amendment, modification, waiver or termination of this Agreement shall be binding unless executed in writing by both of the Parties.

11.           Assignment.  This Agreement shall not be assigned by either Party without the prior written consent of the other Party, and any assignment in violation of this Section 11 shall be void.  Subject to the foregoing sentence, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties.

15.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same Agreement.  This Agreement may also be executed and delivered in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.  An executed signature page to this Agreement delivered by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) shall be as effective as an original executed signature page hereto.

16.           Headings.  The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

17.           Governing Law and Consent to Jurisdiction.  This Agreement and the legal relations between the Parties shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without regard to its conflict of laws rules.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CLUTTERBUG MOVE MANAGEMENT, INC

By:	/s/ Victoria Young
Name: Victoria Young
Title: Chief Executive Officer

CLUTTERBUG FOR SENIORS, LLC

By:	/s/ Victoria Young
Name: Victoria Young
Title: Managing Member

[Signature Page to Asset Transfer Agreement]